UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2012

NATIONAL TECHNICAL SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

California	0-16438	95-4134955

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24007 Ventura Boulevard, Suite 200	91302
Calabasas, California

(Address of Principal Executive Offices)	Zip Code

(818) 591-0776

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2012, we entered into a letter agreement with Raffy Lorentzian, our Chief Financial Officer, regarding his separation from the company.  The separation agreement will become effective on April 12, 2012.  Mr. Lorentzian’s last day of employment with the company will be April 30, 2012, unless Mr. Lorentzian elects to extend his employment until up to July 31, 2012.

Under the terms of the separation agreement, we agreed to make certain severance payments to Mr. Lorentzian, including a lump sum payment on April 30, 2012 in the total gross amount of one year’s base salary ($220,420),  less applicable withholdings, and reimbursement of the expense of maintaining Mr. Lorentzian’s current health benefits under COBRA for 12 months following the termination date.  Mr. Lorentzian is also entitled to receive any bonus amount earned under the company’s short term bonus plan for fiscal 2012, as well as payment of any vested rights under the company’s 2006 Long-Term Incentive Plan and Supplemental Executive Retirement Plan in accordance with the terms of those plans.  In exchange for the severance payments, Mr. Lorentzian and the Company have executed a release.

The separation agreement also provides that if the company meets the financial performance targets adopted under the short term bonus plan for fiscal 2013, Mr. Lorentzian will be entitled to receive a pro rata portion of his bonus, based on the actual number of months he was employed during the fiscal year.  In addition, the separation agreement modifies the rights that Mr. Lorentzian had under his change in control agreement to provide that if a change in control event occurs within eighteen months following the termination date, Mr. Lorentzian will be entitled to payment of a bonus equal to one year’s base salary, or a prorated portion of that amount if the change in control event occurs within 36 months following the termination date.

The company issued a press release announcing Mr. Lorentzian’s separation on April 11, 2012.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press Release dated April 11, 2012 regarding separation of Raffy Lorentzian.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2012	National Technical Systems, Inc.

	By:	/s/ William McGinnis
Name: William McGinnis
Title: Chief Executive Officer